UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

BENDA PHARMACEUTICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	000-16397	41-2185030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Taibei Mingju, 4th Floor 6 Taibei Road, Wuhan, Hubei Province People’s Republic of China	430015
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +86 (27) 85494916

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2013, Benda Pharmaceutical, Inc. (“we,” “us,” “our” or the “Company”) entered into a final settlement agreement and release (the “Settlement Agreement”) with Pope Investments LLC (“Pope”), Yiqing Wan and Wei Xu. As previously disclosed, Pope holds an interest in 22,337,998 shares of our common stock and is a creditor to certain notes issued in March 2007 (the “Notes”). In November 2009, Pope obtained a judgment against us in New York state court with respect to its rights under the Notes in the amount of approximately $6.5 million (the “Judgment”). Pope contends the Judgment was valued at approximately $8 million as of May 15, 2012. On December 29, 2009, Pope filed a lawsuit against the Company and its officers and directors (the “Lawsuit”). The Settlement Agreement settles our obligation under the Notes, Judgment and Lawsuit.

Pursuant to the Settlement Agreement, we or our designee shall pay the sum of $8,500,000 to Pope in two installments: (i) $500,000 (the “Deposit”) within five calendar days of the execution of the Settlement Agreement; and (ii) $8,000,000 (the “Final Payment”) upon the later of (a) fifty calendar days of the Company or its designee tendering the Deposit to Pope; or (b) to the extent required by law, but within no more than one hundred calendar days of Pope’s receipt of the Deposit, the receipt of all required government approvals and approvals of stockholders and directors of the Company. The Deposit is non-refundable except if Pope breaches the Settlement Agreement. In the event that the Company breaches or fails to satisfy its obligations under the Settlement Agreement, Pope may retain the Deposit all of which shall be credited towards principal on the Judgment.

The Deposit was paid to Pope by Sure Ace Investments Limited, the designee of Benda, on March 12, 2013.

Upon receipt of the Deposit and the Final Payment, Pope shall (i) dismiss the Lawsuit within 7 days of the Final Payment, (ii) forfeit and release its rights to assert any claims, liabilities and causes of action against us and related parties within 7 days of the Final Payment, (iii) assign the Judgment and all rights as judgment creditor to us or our designee, (iv) assign the Notes and all residual rights to us or our designee and deliver the Notes marked cancelled to us or our designee, and (v) assign and transfer all equity and beneficial ownership interests of the Company and deliver such certificates evidencing the interest to us or our assignee.

As a condition to the transaction, Yiqing Wan and Wei Xu entered into a letter agreement with Pope pursuant to which Yiqing Wan and Wei Xu agreed that they would not enter into, on behalf of the Company or its Chinese operating companies, any agreement to sell, hypothecate, mortgage, transfer, dispose of, or otherwise liquidate the assets outside of the ordinary course of business, during the period commencing at the time the Deposit was made until the earlier of (i) the Final Payment is made, or (ii) 100 days after the Deposit was made.

In addition, we also entered into a convertible note put option agreement (the “Put Option”) and a convertible note call option agreement (the “Call Option”) with Pope, Yiqing Wan and Wei Xu. Pursuant to the agreements, Pope committed to use “best efforts” to obtain assignable call options for the purchase of certain notes issued in March 2007 from the third party holders totalling $1,080,000. Pope will have the option to sell to the Company or its designee such notes after Pope acquires them. The Company and the designee agree to pay 50% of the par value of each note that Pope acquires.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information presented in Item 1.01 hereof with respect to the Settlement Agreement is hereby incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BENDA PHARMACEUTICAL, INC.

Date: March 26, 2013	By:	/s/ Yiqing Wan
Yiqing Wan President, Chief Executive Officer, Chief Financial and Accounting Officer and Chairman of the Board of Directors